Exhibit 99.1

Dear Fellow Shareholder,

As we come to the close of an extraordinarily challenging year created by the global pandemic, I am pleased to report that despite the related setbacks, over the course of the year we were able to expand and strengthen our business across several key fronts.

We acquired two leading e-Commerce platforms and formed several major industry partnerships. These have supported the completion of our strategic transformation of Logiq into a highly differentiated global provider of a full range of eCommerce solutions for companies of all sizes.

Our offerings now extend from mobile commerce and fintech solutions for micro-, small- and medium-sized businesses (MSMBs) to AI-powered customer acquisition for major enterprises and brands.

Our success with this effort has put us on course for strong growth in 2021 and beyond. This includes now a more diversified revenue stream derived from the strongest segments of our industry.

Our customer base now includes hundreds of thousands of MSMBs around the world as well as publicly traded Fortune 500 companies. Marquee U.S. clients include Cox Automotive (owners of Kelly Blue Book and Auto Trader), Home Advisor, QuinStreet and Sunrun, and the recent addition of Purple Innovations, the creator of the renowned Purple Mattress.

We recently reported that our revenues for the nine months ended September 30, 2020, increased 27% to $31.3 million. Combined with the DataLogiq and Fixel acquisitions we completed during the year, we remain on track to end 2020 with record revenue at more than $38 million, with margins anticipated to expand across all business segments.

For the benefit of our shareholders one key element to our growth plans has been our drive to elevate our profile in the investment community and list the company on a major exchange. During the year our shares hit a new 52-week high of $10.89, up more than 100% since the beginning of the year.

This performance has opened the opportunity for Logiq to list trading of its common shares on the NEO Exchange, Canada’s next-generation stock exchange which currently accounts for 30% of the total trading volume in Canada. Canada is also home to one of our best peers, Shopify (NYSE:SHOP, TSX:SHOP). Just about every individual or institutional investor in Canada is familiar with SHOP and has participated in its dramatic rise.

As a senior exchange, we believe the NEO platform exemplifies how state-of-the-art exchange trading technology can help increase investor confidence, improve liquidity, and elevate our global profile. With a NEO listing, our common shares would continue to trade in the U.S. on the OTCQX market. However, through an established exchange-to-exchange program, a listing on the NEO also presents an opportunity to be eventually dual-listed like Shopify on the NYSE American exchange.

As an important part of the NEO listing process, we recently engaged one of Canada’s largest and long-established independent full-service investment firms. This firm has been assisting us with our listing application, which we recently submitted to the NEO.

Subject to Logiq fulfilling all NEO listing requirements and other requirements under Canadian security regulations, we expect our common shares will be tradable on the NEO Exchange early next year. We believe Logiq qualifies with all such requirements by a factor of 2-5 times.

As we complete the year and begin 2021, we are driving increased customer activity across all business segments as we take advantage of the strong market trends driving the phenomenal growth of e-Commerce worldwide.

As our valued shareholder, we appreciate your continued support. We are excited about the future ahead for Logiq, and I look forward to providing you with additional updates on our NEO uplisting as it progresses.

Yours very truly,

Brent Suen, President & Executive Chairman

Logiq, Inc.

Forward-Looking Disclaimer

This shareholder letter may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the Safe Harbor created by those sections. Logiq cautions you that statements in this shareholder letter that are not a description of historical facts are forward-looking statements. These statements are based on Logiq’s current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by Logiq or its affiliates that any of its plans or expectations will be achieved. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in Logiq’s business, including, without limitation: the ability of Logiq to successfully complete the NEO listing process, the fitness of Logiq’s products and services for a particular application or market, expectations of future events, business trends, financial results, and/or business transactions that may not be consummated or realized, as well as other risks described in Logiq’s prior press releases and in its filings with the Securities and Exchange Commission (“SEC”), including under the heading “Risk Factors” in Logiq’s Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Logiq undertakes no obligation to revise or update this shareholder letter to reflect events or circumstances after the date hereof.